UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 1, 2015

VOXX INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-28839 (Commission File Number)
13-1964841 (IRS Employer Identification No.)
180 Marcus Blvd., Hauppauge, New York (Address of principal executive offices)	11788 (Zip Code)

Registrant's telephone number, including area code (631) 231-7750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of file following provisions:
[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(e))

Item 2.01        Completion of Acquisition or Disposition of Assets.

Effective September 1, 2015, the Company successfully completed its acquisition of a controlling interest in all the intellectual property, substantially all other assets, as well as the assumption of certain liabilities of EyeLock, Inc. and its subsidiary EyeLock Corporation (“EyeLock”), for a total purchase price, inclusive of prior investments, of approximately $20.2 million (“the Acquisition”). The Company now holds a 54% equity interest in EyeLock LLC (the “LLC”), the entity through which the Company completed the Acquisition. The Company also entered into a Loan Agreement with the LLC, which provides up to $10 million for working capital purposes in the form of a secured credit facility.

Other than with respect to the Acquisition and the Loan Agreement, neither the Company, nor any of the Company’s Officers, Directors, or Affiliates had any material relationship with Eyelock prior to the Acquisition.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the contents of Item 2.01 above are incorporated into this Item 2.03 by this reference.

Item 7.01        Regulation FD Disclosure

On September 2, 2015, the Company issued a press release announcing that it had completed the acquisition of EyeLock. A copy of the press release is furnished as Exhibit 99.1 to this report.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 2, 2015, relating to Voxx International Corporation’s acquisition of EyeLock, Inc. and its subsidiary (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VOXX International Corporation (Registrant)

Date: September 8, 2015
BY: /s/ Charles M. Stoehr
Charles M. Stoehr
Senior Vice President and
Chief Financial Officer